Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (333-63009, 333-84512, 333-102050, 333-135179, 333-140207 and 333-174616) of Zebra Technologies Corporation of our reports dated February 20, 2014, with respect to the consolidated financial statements and schedule listed at Item 15, of Zebra Technologies Corporation and the effectiveness of internal control over financial reporting of Zebra Technologies Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Chicago, Illinois

February 20, 2014